Gladstone Commercial Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2023

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, VA., February 21, 2024 (ACCESSWIRE) -- Gladstone Commercial Corporation (Nasdaq: GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the fourth quarter and year ended December 31, 2023. A description of funds from operations, or FFO, FFO as adjusted for comparability, and Core FFO, all three non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock and Non-controlling OP Units, unless otherwise noted. For further detail, please also refer to both the quarterly financial supplement and the Company’s Annual Report on Form 10-K, which can be found on the Investors section of our website at www.gladstonecommercial.com.
Summary Information (dollars in thousands, except per share data):

	As of and for the three months ended
	December 31, 2023		September 30, 2023		$ Change	% Change
Operating Data:
Total operating revenue	$35,908		$36,464		$(556)	(1.5)%
Total operating expenses	(28,136)	(1)	(29,587)	(4)	1,451	(4.9)%
Other expense, net	(3,221)	(2)	(5,085)	(5)	1,864	(36.7)%
Net income	$4,551		$1,792		$2,759	154.0%
Less: Dividends attributable to preferred stock	(3,106)		(3,099)		(7)	0.2%
Less: Dividends attributable to senior common stock	(107)		(108)		1	(0.9)%
Add/Less: Gain (loss) on extinguishment of Series F preferred stock	1		(1)		2	(200.0)%
Net income (loss) available (attributable) to common stockholders and Non-controlling OP Unitholders	$1,339		$(1,416)		$2,755	(194.6)%
Add: Real estate depreciation and amortization	13,731		12,485		1,246	10.0%
Add: Impairment charge	5,719		6,754		(1,035)	(15.3)%
Less: Gain on sale of real estate, net	(3,492)		(4,696)		1,204	(25.6)%
Less: Gain on debt extinguishment, net	(2,830)		—		(2,830)	100.0%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,467		$13,127		$1,340	10.2%
Add: Convertible senior common distributions	107		108		(1)	(0.9)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$14,574		$13,235		$1,339	10.1%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,467		$13,127		$1,340	10.2%
Add: Asset retirement obligation expense	32		31		1	3.2%
Add: Loan defeasance costs	—		130		(130)	(100.0)%
Add: Realized loss on interest rate hedging instruments	—		326		(326)	(100.0)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,499		$13,614		$885	6.5%
Add: Convertible senior common distributions	107		108		(1)	(0.9)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$14,606		$13,722		$884	6.4%

Share and Per Share Data:
Net income (loss) available (attributable) to common stockholders and Non-controlling OP Unitholders - basic and diluted	0.03		(0.04)		0.07	(175.0)%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.36		0.33		0.03	9.1%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.36		0.33		0.03	9.1%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.36		0.34		0.02	5.9%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.36		0.34		0.02	5.9%

Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	40,309,714		40,309,463		251	—%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	40,654,846		40,654,595		251	—%
Cash dividends declared per common share and Non-controlling OP Unit	$0.30		$0.30		$—	—%

Financial Position
Real estate, before accumulated depreciation	$1,261,715	(3)	$1,279,332	(6)	$(17,617)	(1.4)%
Total assets	$1,133,471		$1,167,156		$(33,685)	(2.9)%
Mortgage notes payable, net, borrowings under revolver, and borrowings under term loan, net	$738,861		$749,009		$(10,148)	(1.4)%
Total equity and mezzanine equity	$324,307		$346,627		$(22,320)	(6.4)%
Properties owned	135	(3)	135	(6)	—	—%
Square feet owned	17,059,269	(3)	17,160,398	(6)	(101,129)	(0.6)%
Square feet leased	96.8%		96.6%		0.2%	0.2%
(1)Includes a $5.7 million impairment charge recognized on three properties during the three months ended December 31, 2023.
(2)Includes a $3.5 million gain on sale, net, from the sale of two properties and a $2.8 million gain on debt extinguishment, net, during the three months ended December 31, 2023.
(3)Includes three properties classified as held for sale of $40.4 million and 946,801 square feet, in the aggregate.
(4)Includes a $6.8 million impairment charge recognized on one property during the three months ended September 30, 2023.
(5)Includes a $4.7 million gain on sale, net, from the sale of three properties during the three months ended September 30, 2023.
(6)Includes four properties classified as held for sale of $52.9 million and 509,528 square feet, in the aggregate.

	As of and for the year ended
	December 31, 2023		December 31, 2022		$ Change	% Change
Operating Data:
Total operating revenue	$147,584		$148,981		$(1,397)	(0.9)%
Total operating expenses	(116,103)	(1)	(116,248)	(4)	145	(0.1)%
Other expense, net	(26,559)	(2)	(21,951)	(5)	(4,608)	21.0%
Net income	$4,922		$10,782		$(5,860)	(54.3)%
Less: Dividends attributable to preferred stock	(12,285)		(11,903)		(382)	3.2%
Less: Dividends attributable to senior common stock	(430)		(458)		28	(6.1)%
Less: Loss on extinguishment of Series F preferred stock	(11)		(10)		(1)	10.0%
Add: Gain on repurchase of Series G preferred stock	3		37		(34)	(91.9)%
Net loss attributable to common stockholders and Non-controlling OP Unitholders	$(7,801)		$(1,552)		$(6,249)	402.6%
Add: Real estate depreciation and amortization	57,856		60,154		(2,298)	(3.8)%
Add: Impairment charge	19,296		12,092		7,204	59.6%
Less: Gain on sale of real estate, net	(7,737)		(10,052)		2,315	(23.0)%
Less: Gain on debt extinguishment, net	(2,830)		—		(2,830)	100.0%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$58,784		$60,642		$(1,858)	(3.1)%
Add: Convertible senior common distributions	430		458		(28)	(6.1)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$59,214		$61,100		$(1,886)	(3.1)%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$58,784		$60,642		$(1,858)	(3.1)%
Add: Write off deferred financing fees	—		434		(434)	(100.0)%
Add: Write off shelf registration statement costs and prepaid ATM costs	110		177		(67)	(37.9)%
Add: Asset retirement obligation expense	126		100		26	26.0%
Add: Loan defeasance costs	130		—		130	100.0%
Add: Realized loss on interest rate hedging instruments	326		—		326	100.0%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$59,476		$61,353		$(1,877)	(3.1)%
Add: Convertible senior common distributions	430		458		(28)	(6.1)%

Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$59,906		$61,811		$(1,905)	(3.1)%

Share and Per Share Data:
Net loss attributable to common stockholders and Non-controlling OP Unitholders - basic & diluted	(0.19)		(0.04)		(0.15)	375.0%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	1.46		1.55		(0.09)	(5.8)%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	1.46		1.54		(0.08)	(5.2)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	1.47		1.56		(0.09)	(5.8)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	1.47		1.56		(0.09)	(5.8)%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	40,325,730		39,245,675		1,080,055	2.8%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	40,670,862		39,608,921		1,061,941	2.7%
Cash dividends declared per common share and Non-controlling OP Unit	$1.2000		$1.5048		$(0.3048)	(20.3)%

Financial Position
Real estate, before accumulated depreciation	$1,261,715	(3)	$1,299,570	(6)	$(37,855)	(2.9)%
Total assets	$1,133,471		$1,202,633		$(69,162)	(5.8)%
Mortgage notes payable, net, borrowings under revolver, and borrowings under term loan, net	$738,861		$749,206		$(10,345)	(1.4)%
Total equity and mezzanine equity	$324,307		$375,750		$(51,443)	(13.7)%
Properties owned	135	(3)	137	(6)	(2)	(1.5)%
Square feet owned	17,059,269	(3)	17,179,951	(6)	(120,682)	(0.7)%
Square feet leased	96.8%		96.8%		—%	—%
(1)Includes a $19.3 million impairment charge recognized on five properties during the year ended December 31, 2023.
(2)Includes a $7.7 million gain on sale, net, from seven property sales and a $2.8 million gain on debt extinguishment, net, during the year ended December 31, 2023.
(3)Includes three properties classified as held for sale of $40.4 million and 946,801 square feet, in the aggregate.
(4)Includes a $12.1 million impairment charge recognized on two properties during the year ended December 31, 2022.
(5)Includes a $10.1 million gain on sale, net, from five property sales during the year ended December 31, 2022.
(6)Includes one property classified as held for sale of $12.3 million and 146,483 square feet.
Highlights of Fiscal Year 2023:
• Acquired properties: Purchased five fully-occupied properties, with an aggregate of approximately 0.3 million square feet of rental space, for $29.5 million, at a weighted average cap rate of 9.56%;
• Sold properties: Sold seven non-core properties as part of our capital recycling strategy for $39.6 million;
• Collected 100% of 2023 base rent: Collected 100% of 2023 base rental charges owed to us throughout the year;
• Issued common stock under ATM Program: Issued 0.2 million shares for net proceeds of $4.1 million;
• Issued Series F Preferred Stock: Issued 246,775 shares of our 6.00% Series F Preferred Stock for net proceeds of $5.6 million;
• Issued new debt: Borrowed $9.0 million in fixed rate mortgage debt at a weighted average interest rate of 6.1%, all with maturity dates of September 1, 2028;
• Repaid debt: Repaid $58.9 million in fixed rate mortgage debt, with a weighted average interest rate of 4.7%, with cash on hand and borrowings from our line of credit;
• Extended mortgage debt maturity date: Extended the maturity date of $8.8 million fixed rate note for an additional year;
• Leased vacant space: Leased 40,041 square feet of previously vacant space with lease terms ranging from 5.4 to 10.0 years at two of our properties;
• Renewed leases: Renewed 1,388,789 square feet with remaining lease terms ranging from 3.3 to 18.7 years at 12 of our properties;
• Paid distributions: Paid monthly cash distributions for the year totaling $1.20 per share on our common stock and Non-controlling OP Units, $1.656252 per share on our Series E Preferred Stock, $1.50 per share on our Series F Preferred Stock, $1.50 per share on our Series G Preferred Stock, and $1.05 per share on our senior common stock.
Fourth Quarter 2023 Results: FFO available to common shareholders and Non-controlling OP Unitholders for the quarter ended December 31, 2023, was $14.6 million, a 10.1% increase when compared to the quarter ended September 30, 2023, equaling $0.36 per share. Core FFO available to common shareholders and Non-controlling OP Unitholders for the quarter ended December 31, 2023, was $14.6 million, a 6.4% increase when compared to the quarter ended September 30, 2023, equaling $0.36 per share. Core FFO increased primarily due to a decrease in property operating expenses from successful real estate tax appeals.
Fiscal Year 2023 Results: FFO available to common stockholders and Non-controlling OP Unitholders for the year ended December 31, 2023, was $59.2 million, a 3.1% decrease when compared to the year ended December 31, 2022, equaling $1.46 per share. Core FFO available to common stockholders and Non-controlling OP Unitholders for the year ended December 31, 2023, was $59.9 million, a 3.1% decrease when compared to the year ended December 31, 2022, equaling $1.47 per share. Core FFO decreased primarily due to more accelerated rental income from lease terminations in the prior period and rental income from properties that went vacant in 2023, coupled with an increase in SOFR rates on variable rate debt resulting in a higher interest expense. This was partially offset by the Incentive Fee being contractually eliminated for all quarters in 2023, reducing operating expenses.
Net income (loss) available (attributable) to common stockholders and Non-controlling OP Unitholders for the three months and year ended December 31, 2023 was $1.3 million and $(7.8) million, or $0.03 and $(0.19) per share, respectively, compared to net loss attributable to common stockholders for the three months ended September 30, 2023 and year ended December 31, 2022 of $1.4 million and $1.6 million, or $0.04 and $0.04 per share, respectively. A reconciliation of Core FFO to net income (loss) for the three months ended December 31, 2023 and September 30, 2023 and the years ended December 31, 2023 and 2022, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and Non-controlling OP Unit and basic and diluted net income per weighted average share of common stock and Non-controlling OP Unit is set forth in the Summary Information table above.
Subsequent to the end of the quarter:
• Issued Series F Preferred Stock: Issued 7,580 shares for net proceeds of $0.2 million;
• Sold properties: Sold one non-core property as part of our capital recycling strategy for $4.5 million; and
• Declared distributions: Declared monthly cash distributions for January, February, and March 2024, totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Buzz Cooper: "Our financial results reflect consistent performance and stabilized revenues from our tremendous same store property occupancy, rent collection and growth, accretive real estate investments made during 2023 and 2022, and our ability to renew tenants, as well as our deleveraging and capital recycling programs. We believe we had an excellent 2023, by investing $29.5 million in five assets, all but one industrial, in our target markets at accretive cap rates. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to de-lever our portfolio, as well as acquire properties in our target growth markets. We successfully exited seven non-core assets during 2023, recognizing a capital gain of $7.7 million, and we have additional non-core assets we anticipate selling over the next one to two years that we believe will result in capital gains. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets with a focus on industrial investment opportunities. While we expect to face challenges due to the lingering effects of the pandemic, significant inflation with a corresponding increase in interest rates, and the geo-political and economic issues arising from the war in Ukraine, we feel strongly about the depth of our tenant credit underwriting. We have collected 100% of 2023 cash rents. We anticipate our tenants will successfully navigate the current economic climate and will be able to continue operating successfully when any remaining pandemic restrictions are fully lifted and economic normalcy returns. Despite economic uncertainty, during 2023, we were able to lease 40,041 vacant square feet with two tenants and renew 1,388,789 square feet with 13 tenants. We are actively marketing our remaining vacant space and anticipate positive outcomes. We have amended our credit facility to add a new term loan component, and we increased our revolver, which we believe will be a great source of financial flexibility in these uncertain markets. We expect to continue to have access to the debt and equity markets, as necessary, for added liquidity and are extremely pleased with our solid performance over the last several years. We believe our same store rents, which have increased by approximately 2% annually in recent years, should continue to rise as we grow, and we will continue to primarily focus on investing in our target markets, with an emphasis on industrial properties and actively managing our portfolio."
Conference Call: Gladstone Commercial will hold a conference call on Thursday, February 22, 2024, at 8:30 a.m. Eastern Time to discuss its earnings results. Please call (877) 407-9045 (or (201) 389-0934) to enter the conference call. An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through February 29, 2024. To hear the replay, please dial (877) 660-6853 (or (201) 612-7415) and use playback conference number 13742738. The live audio broadcast of the Company’s quarterly conference call will also be available on the investors section of our website, www.gladstonecommercial.com.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States. Including payments through January 2024, Gladstone Commercial has paid 229 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, Gladstone Commercial paid five consecutive quarterly cash distributions. Gladstone Commercial has never skipped or deferred a distribution since its inception in 2003. Further information can be found at www.gladstonecommercial.com.
About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share and unit provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
FFO as adjusted for comparability: FFO as adjusted for comparability is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for non-recurring expense adjustments related to the write off of offering costs pertaining to redeemed securities. Although the Company’s calculation of FFO as adjusted for comparability differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, FFO as adjusted for comparability should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
The Company’s presentation of FFO, as defined by NAREIT, FFO as adjusted for comparability, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 21, 2024. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

(703) 287-5893